July 12, 2000



Dear Stockholder:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Sound Federal Bancorp (the "Company"). The Annual Meeting will be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870, at 10:00 a.m., (local time) on August 10, 2000.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.

At the Annual Meeting stockholders will be given an opportunity to elect two directors and to ratify the appointment of KPMG LLP as auditors for the Company's 2001 fiscal year.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.


Sincerely,

/s/ Richard P. McStravick

Richard P. McStravick
President and Chief Executive Officer

                              Sound Federal Bancorp
                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
                                 (914) 698-6400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On August 10, 2000

     Notice is hereby given that the Annual Meeting of Sound Federal Bancorp (the "Company") will be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870, on August 10, 2000 at 10:00 a.m., local time.

     A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

     The Annual Meeting is for the purpose of considering and acting upon:

     1.   The election of two directors of the Company;

     2. The ratification of the appointment of KPMG LLP as auditors for the Company for the fiscal year ending March 31, 2001; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

     Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which by original or later adjournment the Annual Meeting may be adjourned. Stockholders of record at the close of business on June 27, 2000 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                            By Order of the Board of Directors

                                            /s/ William H. Morel

                                            William H. Morel
                                            Corporate Secretary


Mamaroneck, New York
July 12, 2000

--------------------------------------------------------------------------------
IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                              SOUND FEDERAL BANCORP
                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
                                 (914) 698-6400


--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 August 10, 2000
--------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870 on August 10, 2000 at 10:00 a.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about July 12, 2000.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, William H. Morel, at the address of the Company shown above. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     Holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on June 27, 2000 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 5,005,218 shares of Common Stock issued and outstanding, of which Sound Federal, MHC, the Company's mutual holding company parent (the "Mutual Holding Company"), owns 2,810,510 shares, or 56.2% of the total shares outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting.

     Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by named executive officers and directors individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock on the Record Date.

                                                        Amount of Shares                   Percent of Shares
             Name and Address of                        Owned and Nature                    of Common Stock
              Beneficial Owner                       of Beneficial Ownership              Outstanding (2)(3)
----------------------------------------------      -------------------------         -----------------------------

Sound Federal, MHC                                        2,810,510                              55.68%
300 Mamaroneck Avenue
Mamaroneck, New York 10543

Named Directors and Executive Officers:(1)

Bruno J. Gioffre                                             38,968                               0.77

Richard P. McStravick                                        60,252                               1.19

Joseph Dinolfo                                               23,068                               0.46

Donald H. Heithaus                                           34,768                               0.69

Joseph A. Lanza                                              15,335                               0.30

Arthur C. Phillips, Jr.                                      26,868                               0.53

James Staudt                                                 13,068                               0.26

William H. Morel                                             23,859                               0.47

Anthony J. Fabiano                                           24,000                               0.48
                                                            -------                             ------

All officers and directors
  as a group (10 persons)                                   260,186                               5.16%
                                                            =======                             ======
------------------------------------

(1) The Company's executive officers and directors are also executive officers and directors of the Mutual Holding Company and of Sound Federal Savings and Loan Association (the "Bank").
(2) Includes 5,268 shares awarded to each outside director and 21,000 shares, 16,000 shares and 14,000 shares awarded to Messrs. McStravick, Morel and Fabiano, respectively, pursuant to the Sound Federal Savings and Loan Association Recognition and Retention Plan ("RRP"). Also includes 3,700 shares, 9,200 shares, 1,600 shares, 8,000 shares and 1,600 shares for Messrs. Gioffre, McStravick, Phillips, Fabiano and Morel, respectively, and 2,800 shares each for Messrs. Heithaus, Dinolfo, Lanza and Staudt subject to option pursuant to the Company's Stock Option Plan ("SOP").
(3) Calculated as a percent of common shares outstanding (5,005,218) plus stock options that are exercisable within 60 days.

--------------------------------------------------------------------------------
                        PROPOSAL I--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

     The Company's Board of Directors is composed of seven members. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The terms of the Board of Directors are classified so that approximately one-third of the directors are up for election in any one year. Three directors will be elected at the Meeting. The Board of Directors has nominated to serve as directors Donald H. Heithaus and Joseph A. Lanza, each to serve for a three-year term.

     The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. Historical information relates to the Bank. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends a vote "FOR" each of the nominees to serve as directors until their term expires.

                                                                                            Shares of
                                                                                          Common Stock
                                                                                          Beneficially
                                                                  Director   Current Term Owned on the      Percent
         Name                 Age           Positions Held        Since (1)    to Expire  Record Date(2)   Of Class
----------------------     ---------    ----------------------  -----------  -----------  ----------- --   --------

                                    NOMINEES

Donald H. Heithaus            65               Director             1978         2000        34,768           *

Joseph A. Lanza               53               Director             1998         2000        15,335           *

                         DIRECTORS CONTINUING IN OFFICE

Joseph Dinolfo                66               Director             1985         2001        23,068           *

Arthur C. Phillips, Jr.       76               Director             1976         2001        26,868           *

Bruno J. Gioffre              65         Chairman of the Board      1975         2002        38,968           *

Richard P. McStravick         51           President, Chief         1996         2002        60,252        1.19
                                           Executive Officer
                                             and Director

James Staudt                  47               Director             1987         2002        13,068           *

------------------------------------

*     Less than 1%.
(1) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.
(2) Includes 5,268 shares awarded to each outside director and 21,000 shares, 16,000 shares and 14,000 shares awarded to Messrs. McStravick, Morel and Fabiano, respectively, pursuant to the Sound Federal Savings and Loan Association Recognition and Retention Plan ("RRP"). Also includes 3,700 shares, 9,200 shares, 1,600 shares, 8,000 shares and 1,600 shares for Messrs. Gioffre, McStravick, Phillips, Fabiano and Morel, respectively, and 2,800 shares each for Messrs. Heithaus, Dinolfo, Lanza and Staudt subject to option pursuant to the Company's Stock Option Plan ("SOP").

     The principal occupation during the past five years of each director of the Company is set forth below. All directors and executive officers have held their present positions for all five years unless otherwise stated.

     Bruno J. Gioffre is the Chairman of the Board of Directors and has been so since December 1997. Mr. Gioffre was formerly general counsel to the Bank. Mr. Gioffre is of counsel to the law firm of Gioffre & Gioffre, Professional Corporation and is a retired Senior Justice for the Town of Rye, New York.

     Richard P. McStravick is President and Chief Executive Officer of the Bank. Mr. McStravick has been employed by the Bank in various capacities since 1977. Mr. McStravick was appointed to the Board of Directors in 1996. Joseph Dinolfo is the President of the Dinolfo Wilson Agency, Inc. an insurance agency.

     Donald H. Heithaus is the President and Chief Executive Officer of the Happiness Laundry Service, Inc.

     Joseph A. Lanza is the President of Lanza Electric, a private electrical contractor.

     James Staudt is a partner with the law firm of McCullough, Goldberger, Staudt and Simon. Mr. Staudt is also general counsel to the Bank.

     Arthur C. Phillips, Jr. is retired. Prior to his retirement, Mr. Phillips was the Pension and Welfare Funds Manager for the Industry and Local 338 Pension and Welfare Fund.

Executive Officers Who Are Not Directors

     William H. Morel is the Bank's Senior Vice President, Chief Lending Officer and Corporate Secretary. He has been employed by the Bank in various capacities since 1969. Mr. Morel is the beneficial owner of 23,859 shares of Common Stock.

     Anthony J. Fabiano is Vice President and Chief Financial Officer since January 1, 1999. He joined the Bank in July 1998. Prior to that, he was the Chief Financial Officer at another thrift institution. Mr. Fabiano is the beneficial owner of 24,000 shares of Common Stock.

Ownership Reports by Officers and Directors

     The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4 or 5 on a timely basis. No disclosure is required with respect to the Company's Officers and Directors.

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The business of the Company's Board of Directors is conducted through meetings and activities of the Board and its committees. During the fiscal year ended March 31, 2000, the Board of Directors of the Company held 14 regular and special meetings. During the year ended March 31, 2000, no director attended fewer than 75 percent of the total meetings of the Board of Directors of the Company or the Bank and committees on which such director served.

     The Executive Committee acts as the Compensation Committee which meets periodically to review the performance of officers and employees and determine compensation programs and adjustments. It is comprised of Directors Gioffre, Phillips, Heithaus and Dinolfo. The Executive Committee met three times during the year ended March 31, 2000.

     The Audit Committee consists of Directors Phillips, Heithaus and Staudt. This committee meets on a quarterly basis and as otherwise required to review audit programs and reports as well as other regulatory compliance issues. The Audit Committee recommends to the Board of Directors the appointment of independent auditors for the upcoming fiscal year. The Audit Committee met five times during the year ended March 31, 2000.

     The Board of Directors serves as the Nominating Committee. During the year ended March 31, 2000, one meeting was held.

Stock Performance Graph

     Set forth below is a stock performance graph comparing the yearly total return on the Company's Common Stock with (a) the monthly cumulative total return on stocks included in the Nasdaq Composite Index, and (b) the monthly cumulative total return on stocks included in the SNL Mutual Holding Company Thrift Index. The Company first issued its Common Stock effective October 8, 1998. In accordance with the information presented below is for the period beginning with the closing price of the Company's Common Stock on October 8, 1998, its first trading day and ending on March 31, 2000.

     There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.





[GRAPHIC OMITTED]


                                                            Period Ending
----------------------------- -------------------------------------------------------------------------- ------------
                               10/8/98     12/31/98     03/31/99     06/30/99    09/30/99     12/31/99     03/31/00
----------------------------- ----------  ----------- ------------ ------------ ----------- ------------ ------------
Sound Federal Bancorp           100.0       111.03       107.35       111.89      112.66       109.77       104.57
Nasdaq Composite                100.0       155.57       174.43       190.87      195.46       288.37       323.85
MHC Thrifts                     100.0       124.36       123.67       126.49      118.20       110.61       112.07

Compensation Committee Interlocks and Insider Participation

     The Company does not independently compensate its executive officers, directors, or employees. The Executive Committee of the Bank retains the principal responsibility for the compensation of the officers, directors and employees of the Bank. The Executive Committee consists of Directors Gioffre, Phillips, Heithaus and Dinolfo. The Executive Committee reviews the benefits provided to the Bank's officers and employees. During the year ended March 31, 2000 the Executive Committee met three times.

Report of the Compensation Committee

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Executive Committee of the Bank, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     The Board has delegated to the Executive Committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Bank, and the requirements of appropriate regulatory agencies. Only non-employee directors serve on the Executive Committee and participate in executive compensation decision making. Any cash compensation paid to executive officers is paid by the Bank. The Company does not currently pay any cash compensation to executive officers.

     The primary goal of the Bank and its Executive Committee is to provide an adequate level of compensation and benefits in order to attract and retain key executives. The performance of each officer is reviewed annually to determine his or her contribution to the overall success of the institution.

     This report has been provided by the Executive Committee: Directors Gioffre, Phillips, Heithaus and Dinolfo

Compensation of Directors

     Directors of the Company receive an annual retainer of $500, except for the Chairman of the Board who receives $1,000. Directors of the Bank receive $1,500 for each meeting attended, except for the Chairman of the Board who receives $3,000.

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table sets forth information as to annual and other compensation for services in all capacitie s for executive officers who earned more than $100,000 in salary and bonuses during the fiscal year ended March 31, 2000.


                                                          Summary Compensation Table
====================================================================================================================================
                                                                                             Long-Term
                                Annual Compensation                                     Compensation Awards
-----------------------------------------------------------------------------  --------------------------------------
                                                                   Other       Restricted
                                                                  Annual          Stock       Options/                 All Other
        Name and              Fiscal      Salary     Bonus     Compensation     Award(s)        SARs                  Compensation
   Principal Position          Year        ($)        ($)         ($) (1)        ($)(3)        (#)(4)      Payouts      ($) (2)
------------------------------------------------------------------------------------------------------------------------------------
Richard P. McStravick          2000       143,259     8,408       21,900        191,625       46,000          --           3,718
President and Chief            1999       131,875     7,949       23,200             --           --          --           3,718
Executive Officer              1998       124,375     7,491       14,175             --           --          --           3,807
-------------------------  ------------ ---------   -------- --------------- --------------- -----------  ---------- ---------------
William H. Morel               2000       101,250     6,000           --        146,000        8,000          --              --
Senior Vice President and      1999        96,250     5,700           --             --           --          --              --
Chief Lending Officer
=========================  ============ =========   ======== =============== =============== ===========  ========== ===============
Anthony J.  Fabiano            2000        96,250     5,741           --        127,750       40,000          --              --
Vice President and Chief
Financial Officer
=========================  ============ =========   ======== =============== =============== ===========  ========== ===============

(1) Represents director's fees for service on the Company's and Bank's Board of Directors.
(2)  Consists of the use of the Bank's automobile.
(3) Amount reflects dollar value of award of 21,000 shares, 16,000 shares and 14,000 shares of restricted stock granted to Messrs. McStravick, Morel and Fabiano, respectively. The dollar value per share of such award on the date of grant was $9.125.
(4) On October 20, 1999, pursuant to the Sound Federal Bancorp 1999 Stock Option Plan, the Company granted these options to purchase shares of common stock of the Company at an exercise price of $9.125, the market value per share on the date of the grant.

Benefits

     Directors Deferred Fee Plan. The Directors Deferred Fee Plan ("Directors Plan") is a non-qualified deferred compensation plan into which directors can defer up to 100% of their board fees earned during the calendar year. All amounts deferred by a director are fully vested at all times. Amounts credited to a deferred fee account are assumed to be invested, without charge, at a 6% interest rate. Upon cessation of a director's service with the Bank, the Bank will pay the director the amounts credited to the director's deferred fee account. The amounts will be paid in substantially equal annual installments, as selected by the director. The date of the first installment payment also will be selected by the director. The Directors' Plan permits each director to determine whether to invest all or a portion of such Director's account in Common Stock of the Company. If a director elects to invest all or a portion of his or her account in Common Stock, the amount so invested will be credited with earnings and appreciation (or depreciation) equivalent to that which would be earned on such investment and the amount not invested in Common Stock will continue to earn interest at a 6% interest rate.

     If the director dies before all payments have been made, the remaining payments will be made to the beneficiary designated by the director in the same form that payments were made to the director. If a director dies before receiving any payments, the Bank shall pay the director's account to the director's beneficiary, commencing within 30 days of the director's death, over the period initially elected by the director. At the request of the beneficiary, and with the approval of the Committee, the director's benefits may be paid to the beneficiary in a lump sum. The director may request a hardship distribution of all or part of his or her benefits if the director suffers an unforeseeable emergency, defined as a severe financial hardship to the director resulting from a sudden and unexpected illness or accident of the director or his or her dependent, loss of the director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director's control.

     Executive Agreements. The Bank has employment agreements with Messrs. McStravick, Morel and Fabiano. The agreements with Messrs. McStravick, Morel and Fabiano have a term of three years and may be extended for an additional 12 months on each anniversary date so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. The employment agreement with Mr. Morel terminates on January 31, 2001 unless extended by action of the Board of Directors. Under the agreements, the base salaries for Messrs. McStravick, Morel and Fabiano are $137,500, $100,000 and $95,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in retirement plans, stock option plans and other employee and fringe benefits applicable to other employees. The agreements provide for termination by the Bank for cause at any time, in which event, the executive would have no right to receive compensation or other benefits for any period after termination. In the event the Bank terminates the executive's employment for reasons other than disability or for cause, or in the event of the executive's termination of employment for good reason upon (i) failure by the Bank to comply with any material provision of the agreement, which failure has not been cured within 10 days after a notice of noncompliance is issued by the executive, (ii) following a change in control (as defined) at any time during the term of the agreement, or (iii) any purported termination of the executive's employment which is not pursuant to a valid notice of termination, the executive would be entitled to severance pay in an amount equal to three times the average annual compensation (computed on the basis of the most recent five (5) taxable years) includable in gross income for federal income tax purposes. Messrs. McStravick, Morel and Fabiano would receive an aggregate of approximately $392,000, $276,000 and $295,000, respectively, pursuant to their employment agreements upon a change in control of the Bank, based upon current levels of compensation. The Bank would also continue, at the Bank's expense, the executive's life, health, dental and other applicable benefit plan coverage until the executive attains the age of 70 years, provided, however, that the Bank's obligation terminates if the executive receives equivalent medical or dental coverage from a new employer. The executive is entitled to participate in the Bank's medical, dental and life insurance coverage and reimbursement plans to the extent that such plans exist, until the executive's death.

     Under the agreement, if the executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his compensation for the first six months, and 60% thereafter for the remaining term of the agreement. Any disability payment is reduced to the extent benefits are received under disability insurance, workers' compensation or other similar program.

     Director Emeritus Plan. The Director Emeritus Plan is a non-qualified retirement plan. Under the Director Emeritus Plan, any director who attains the age of 70 years after the completion of 15 years of service as a director qualifies for director emeritus status. A director who has completed five years of service as a director qualifies for director emeritus if termination of service is due to the merger, consolidation, takeover or dissolution of the Bank. Under the Director Emeritus Plan, a director emeritus is entitled to the same compensation that the Director received when her or she retired as a director, without the obligation of attendance at meetings of the Board of Directors.

Compensation is paid to the director emeritus from the date of attainment of such status until his or her death.

     Defined Benefit Pension Plan. The Bank maintains the Sound Federal Savings and Loan Association Retirement Income Plan ("Retirement Plan") which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank contributes each year, if necessary, an amount to the Retirement Plan to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For the year ended March 31, 2000, no contribution was required to be made to the Retirement Plan; however, the Bank elected to make a contribution of approximately $77,000. At March 31, 2000, the total market value of the assets in the Retirement Plan trust fund was approximately $4.4 million.

     In the event of retirement on or after the normal retirement date (i.e., the first day of the calendar month coincident with or next following the later of age 65 or the 5th anniversary of participation in the Retirement Plan, or, for a participant prior to January 1, 1992, age 65), the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) from various other options, including a joint and 100% survivor annuity, joint and 66-2/3% survivor annuity, joint and 50% survivor annuity, years certain option and social security option. The normal retirement benefit provided is an amount equal to the difference between 4% of final earnings (as defined in the plan) and 0.65% of the final average compensation (average earnings during the last three (3) calendar years of service) up to the Social Security taxable wage base, multiplied by the participant's years of credited service (up to a maximum of 15 years). Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement at age 55 and the completion of 5 years of vested service with the Bank. Fifty percent of the normal retirement benefit will be paid to a surviving spouse if the participant dies while in active service and has attained age 50 and 10 years of vested service. The preretirement death benefit is reduced by 1.96% for each year the spouse is more than 10 years younger than the participant. If the participant has not attained age 50 with 10 years of service, but has completed 5 years of service, the spouse will be eligible for a reduced benefit payable as a joint and 50% annuity. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing, generally, on the employee's normal retirement date, or, if elected, on or after reaching age 55.

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2000, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

     Final Average           Years of Service and Benefit Payable at Retirement
                             --------------------------------------------------
     Compensation                15           20           25            30
     ------------            -----------  -----------  -----------   ----------

      $  50,000              $ 25,125     $  25,125    $  25,125    $  25,125
      $  75,000              $ 37,941     $  37,941    $  37,941    $  37,941
      $ 100,000              $ 52,941     $  52,941    $  52,941    $  52,941

      $ 125,000              $ 67,941     $  67,941    $  67,941    $  67,941
      $160,000 and above     $ 88,941     $  88,941    $  88,941    $  88,941

     As of March 31, 2000, Mr. McStravick had 22 years of credited service (i.e., benefit service) under the Retirement Plan.

     401(k)  Plan.  The  Bank  maintains  the  Sound  Federal  Savings  and Loan
Association 401(k) Savings Plan in RSI Retirement Trust (the "401(k) Plan") which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. Employees who have attained age 21 and have completed one year of employment are eligible to participate, provided, however, that leased employees, employees paid on an hourly or contract basis, employees covered by a collective bargaining agreement and owner employees (as defined in the plan) are not eligible to participate. Eligible employees are entitled to enter the 401(k) Plan on a monthly basis.

     Under the 401(k) Plan, participants are permitted to make salary reduction contributions (in whole percentages) equal to the lesser of (i) from 1% to 10% of compensation or (ii) $10,000 (as indexed annually). For these purposes, "compensation" includes wages, salary, fees and other amounts received for personal services prior to reduction for the participant contribution to the 401(k) plan, commissions, compensation based on profits, overtime, bonuses, wage continuation payments due to illness or disability of a short-term nature, amounts paid or reimbursed for moving expenses, and the value of any nonqualified stock option granted to the extent includable in gross income for the year granted. Compensation does not include contributions made by the Bank to any other pension, deferred compensation, welfare or other employee benefit plan, amounts realized from the exercise of a nonqualified stock option or the sale of a qualified stock option, and other amounts which received special tax benefits. Compensation does not include compensation in excess of the Code
Section 401(a)(17) limits (i.e., $160,000 in 1998). Prior to

January 1, 1999, the Bank matched 50% of the first 10% of salary that a participant contributes to the 401(k) Plan. The Bank ceased matching contributions on February 1, 1999. All contributions and earnings are fully and immediately vested. A participant may withdraw salary reduction contributions, rollover contributions and matching contributions in the event the participant suffers a financial hardship. A participant may make a withdrawal from his accounts for any reason after age 59 1/2.

     The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options including an "Employer Stock Fund." Participants are entitled to direct the trustee as to how to vote his or her allocable shares of Common Stock in the Employer Stock Fund.

     Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant's death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant's spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

     At March 31, 2000, the total market value of the assets in the 401(k) Plan was approximately $1.1 million.

     Stock Option Plan. During the year ended March 31, 2000, the Company adopted, and the Company's stockholders approved, the 1999 Stock Option Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, options to purchase 94,500 shares were granted to non-employee directors (including two directors emeriti) at an exercise price of $9.125 per share, the fair market value of the underlying shares on the date of the award. The term of the options is ten years from the date of grant, and the shares subject to awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of the Company. The awards included an equal number of reload options ("Reload Options"), limited stock appreciation rights ("Limited Rights") and dividend equivalent rights ("Dividend Equivalent Rights"). A Limited Right gives the option holder the right, upon a change in control of the Company or the Bank, to receive the excess of the market value of the shares represented by the Limited Rights on the date exercised over the exercise price. The Limited Rights are subject to the same terms and conditions as the stock options. Payment upon exercise of Limited Rights will be in cash, or in the event of a change in control in which pooling accounting treatment is a condition to the transaction, for shares of stock of the Company, or in the event of a merger transaction, for shares of the acquiring corporation or its parent, as applicable. The Dividend Equivalent Rights entitle the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds the Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters. The Reload Options entitle the option holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload Options may also be granted to replace option shares retained by the employer for payment of the option holder's withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a Reload Option is equal to the market value of the previously owned stock at the time it was surrendered. The option period during which the Reload Option may be exercised expires at the same time as that of the original option that the holder has exercised.

     The following table sets forth information relating to options granted under the Stock Option Plan to the Named Executive Officers during 2000.

                                              OPTION GRANTS IN LAST FISCAL YEAR
=============================================================================================================================
                                                      Individual Grants
-----------------------------------------------------------------------------------------------------------------------------
                                                  Percent of Total
                                                  Options Granted                                    Grant Date Present
                                                  to Employees in     Exercise or    Expiration          Value (1)
           Name               Options Granted         FY 2000         Base Price        Date
-----------------------------------------------------------------------------------------------------------------------------
Richard P. McStravick             46,000               39.6%            $9.125        10/20/09              $2.25
William Morel                      8,000                6.9%            $9.125        10/20/09              $2.25
Anthony J.  Fabiano               40,000               34.4%            $9.125        10/20/09              $2.25
=============================================================================================================================

-----------------------------------
(1) The grant date present value was derived using the Black-Scholes option pricing model with the following assumptions: volatility of 20.0%; risk free rate of return of 6.4%; dividend yield of 3.1%; and a 7 year option life.

     Set forth below is certain information concerning options outstanding to the Named Executive Officers at March 31, 2000. No options were exercised by the Named Executive Officers during fiscal year 2000.


                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                              FISCAL YEAR-END OPTION VALUES
=========================================================================================================================
                                                                     Number of Unexercised      Value of Unexercised In-
                                                                           Options at             The-Money Options at
                              Shares Acquired         Value                 Year-End                  Year-End (1)
           Name                Upon Exercise        Realized       -------------------------   --------------------------
                                                                   Exercisable/Unexercisable   Exercisable/Unexercisable
                                                                              (#)                         ($)
-------------------------------------------------------------------------------------------------------------------------
Richard P. McStravick               --                 $--                9,200/36,800                   $--/$--
William Morel                       --                 $--                1,600/6,400                    $--/$--
Anthony J.  Fabiano                 --                 $--                8,000/32,000                   $--/$--
=========================================================================================================================

------------------------------------
(1) The exercise price of the options exceeded the fair market value of the Common Stock.


     Recognition and Retention Plan. During the fiscal year ended March 31, 2000 the Company adopted, and the Company's stockholders approved, the 1999 Recognition and Retention Plan (the "Recognition Plan"). Pursuant to the Recognition Plan, 5,268 shares of stock were awarded to each non-employee director.

Employee Stock Ownership Plan and Trust

     The Bank established an ESOP for eligible employees. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service during the year are eligible to participate. The ESOP borrowed funds from the Company and used those funds to purchase 192,125 shares of the Company Common Stock. The loan is collateralized by the Common Stock purchased by the ESOP. The Bank will contribute to the ESOP sufficient funds to pay the principal and interest on the loan over ten years. The loan bears interest at a floating rate equal to the prime interest rate published in the Wall Street Journal. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid.

     Shares are released from the suspense account in an amount proportional to the repayment of the ESOP loan and are allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP received credit for service prior to the effective date of the ESOP. A participant vests in 100% of his or her account balance after 5 years of credited service. A participant who terminates employment for reasons other than death, retirement, disability or following a change in control prior to five years of credited service will forfeit the nonvested portion of his or her benefits under the ESOP. Benefits are payable in the form of Common Stock and cash upon death, retirement, disability or separation from service. Alternatively, a participant may request that the benefits be paid entirely in the form of Common Stock. The Company recognized an expense of $178,000 to the ESOP in fiscal year 2000 and allocated 19,214 shares of Common Stock to participants.

     In connection with the establishment of the ESOP, the Bank established a committee of non-employee directors to administer the ESOP and appointed an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees provided such action does not violate ERISA standards. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

--------------------------------------------------------------------------------
                    TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------

Transactions With Certain Related Persons

     The Bank offers to directors, officers, and employees mortgage loans secured by their principal residence. All loans to the Bank's directors, officers and employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions, and do not involve more than normal risk of collectibility.

     Bruno J. Gioffre, in addition to his duties as Chairman of the Board of the Company, is counsel to the law firm of Gioffre & Gioffre, Professional Corporation which represents the Bank in mortgage loan transactions. Prior to January 1, 1999, Mr. Gioffre also acted as general counsel to the Bank. For the year ended March 31, 2000, the Bank paid Gioffre & Gioffre, Professional Corporation fees of $154,000. The terms and conditions of these fees and services are substantially the same as those for similar transactions with other parties.

     James Staudt, in addition to his duties as a Director of the Company, is a partner in the law firm of McCullough, Goldberger, Staudt & Simon which also represents the Bank in mortgage loan transactions. Effective January 1, 1999, Mr. Staudt is also general counsel to the Company. For the year ended March 31, 2000, the Bank paid McCullough, Goldberger, Staudt & Simon fees of $15,500 and paid Mr. Staudt legal fees of $21,250 for his services as general counsel.

--------------------------------------------------------------------------------
              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

     The Board of Directors of the Company has approved the engagement of KPMG LLP to be the Company's auditors for the 2001 fiscal year, subject to the ratification of the engagement by the Company's stockholders. At the Meeting, stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the Company's fiscal year ending March 31, 2001. A representative of KPMG LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

     In order to ratify the selection of KPMG LLP as the auditors for the 2001 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of KPMG LLP as auditors for the 2001 fiscal year.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 300 Mamaroneck Avenue, Mamaroneck, New York 10543, no later than March 15, 2001. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

     The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company at least five (5) days before the date fixed for such meeting. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, Sound Federal Bancorp 300 Mamaroneck Avenue, Mamaroneck, New York 10543.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ William H. Morel

                                             William H. Morel
                                             Corporate Secretary
Mamaroneck, New York
July 12, 2000

                                 REVOCABLE PROXY

                              SOUND FEDERAL BANCORP
                         ANNUAL MEETING OF STOCKHOLDERS
                                 August 10, 2000

     The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at a Annual Meeting of Stockholders ("Meeting") to be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870, at 10:00 a.m., (local time) on August 10, 2000. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

                                                          VOTE
                                                  FOR   WITHHELD
                                                  ---   --------
1.  The election as directors of all nominees
    listed below (except as marked to the         |_|      |_|
    contrary below)

Donald H. Heithaus
Joseph A. Lanza

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the lines below.


---------------------------------

---------------------------------




                                                FOR      AGAINST     ABSTAIN
                                                ---      -------     -------
2.  The  ratification of the appointment of
    KPMG LLP as auditors for the fiscal year
    ending March 31, 2001.                      |_|        |_|         |_|


The Board of Directors recommends a vote "FOR" each of the listed proposals.
--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS.
AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated July 12, 2000.


Dated: _________________, 2000                                  |_|
             Check Box if You Plan
             to Attend Meeting


-------------------------------                 --------------------------------
PRINT NAME OF STOCKHOLDER                       PRINT NAME OF STOCKHOLDER


-------------------------------                 --------------------------------
SIGNATURE OF STOCKHOLDER                        SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.




--------------------------------------------------------------------------------
           Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.
--------------------------------------------------------------------------------